Exhibit 2.6

Execution Version

AMENDMENT NO. 5 TO

ACQUISITION AGREEMENT

THIS AMENDMENT NO. 5 TO THE ACQUISITION AGREEMENT (this “Amendment”) is entered into as of June 21, 2023, by and among Surf Air Global Limited, a British Virgin Islands company (“Surf Holdings”), Surf Air Inc., a Delaware corporation (“Surf Air”), Surf Air Mobility Inc., a Delaware corporation and wholly owned subsidiary of Surf Holdings (“NewCo”), SAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”, and together with Surf Air, NewCo and Surf Holdings, the “Surf Entities”), and Southern Airways Corporation, a Delaware corporation (the “Company”). Each entity is referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Acquisition Agreement, as defined below.

W I T N E S S E T H:

WHEREAS, the Surf Entities and the Company entered into that certain Acquisition Agreement, dated as of March 17, 2021, as amended by that certain Amendment No. 1 to Acquisition Agreement, dated as of August 22, 2021, that certain Amendment No. 2 to Acquisition Agreement, dated as of May 17, 2022 and that certain Amendment No. 3 to Acquisition Agreement, dated as of November 11, 2022, that certain Amendment No. 4 to Acquisition Agreement, dated May 25, 2023 (collectively, the “Acquisition Agreement”) pursuant to which, subject to the terms and conditions thereunder, the Parties intend to effect a merger of Merger Sub with and into the Company in accordance with the Acquisition Agreement and the General Corporation Law of the State of Delaware, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of NewCo;

WHEREAS, in connection with a possible direct listing of shares of NewCo common stock, the Parties desire to amend the Acquisition Agreement as set forth herein; and

WHEREAS, pursuant to Section 8.03 of the Acquisition Agreement, the Acquisition Agreement may be amended by a written instrument signed on behalf of the Party against whom enforcement is sought.

NOW, THEREFORE, in consideration of the foregoing and of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Amendments to the Acquisition Agreement. The Acquisition Agreement is hereby amended as follows:

(a)	The first recital is deleted in its entirety and replaced with the following:

WHEREAS, the Parties intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) to be conditioned on the prior or simultaneous closing of the Business Combination (as defined below), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of NewCo;

(b)	The fourth (4th) recital is deleted in its entirety and replaced with the following:

WHEREAS, prior to the effectiveness of the Business Combination and the Merger, NewCo will file with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-4 and S-1 (as amended or supplemented from time to time, the “Registration Statement”) to register the issuance of shares of NewCo Common Stock in exchange for shares of Company Capital Stock in the Merger, the issuance of shares of NewCo Common Stock to the members of Surf Holdings in the Business Combination and the resale of those shares of NewCo Common Stock by the former stockholders of Southern and members of Surf Holdings, and after the Registration Statement becoming effective, the Merger, the Business Combination and the Direct Listing will be completed and, as a result, the stockholders and members of each of Surf Holdings and the Company will be issued shares of NewCo Common Stock registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, in accordance with the terms of this Agreement and the Business Combination Agreement;

(c)	The eighth (8th) recital is deleted in its entirety and replaced with the following:

WHEREAS, Southern will use reasonable best efforts to deliver prior to, or as promptly as practicable after, the Registration Statement becoming effective an Action by Written Consent of the Stockholders evidencing the approval of (i) this Agreement, (ii) the Merger and (iii) the other transactions contemplated hereby, in a form reasonably acceptable to Surf Air (the “Stockholder Written Consent”), executed by (x) the Stockholders holding at least a majority of the voting power of the outstanding shares of the Company Capital Stock, (y) the Stockholders holding at least a majority of the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class and (z) the Stockholders holding at least a majority of the outstanding shares of series B Preferred Stock (the foregoing consents set forth in clauses (x), (y) and (z), collectively, the “Requisite Stockholder Consent”);

(d)	Section 1.04 is deleted in its entirety and replaced with the following:

Section 1.04. Effective Time. Unless this Agreement is earlier terminated pursuant to its terms, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI, remotely by exchange of documents and signatures; provided that such Business Day shall be the Business Day immediately preceding the expected consummation of the Direct Listing (such date, the “DL Date”), unless another time or place is mutually agreed upon in writing the parties hereto. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall file a Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) prior to 4:00 p.m., Eastern Time, in accordance with the applicable provisions of the DGCL that shall provide that the Merger shall become effective as of 9:25 a.m., Eastern Time on the DL Date (the time specified in such filing as the effective time (or if no such time is specified, the time of such filing) shall be referred to herein as the “Effective Time”).

(e)	The first sentence of Section 1.11(c) is hereby deleted in its entirety and replaced with the following:

“A reasonable period prior to the effectiveness of the Registration Statement, the Company and NewCo shall cause the Exchange Agent to mail a letter of transmittal, in a form reasonably acceptable to Surf Air, NewCo and the Company to each Stockholder at the address of such holder as provided by the Company.”

(f)	The last sentence of Section 1.11(c) is hereby deleted in its entirety.

(g)	A new Section 1.11(h) is added as follows:

On and after the Closing Date, NewCo shall use its reasonable best efforts to cause the NewCo Common Stock to be listed for trading on the New York Stock Exchange, to maintain the listing of the NewCo Common Stock on the New York Stock Exchange and to cause an active trading market for the NewCo Common Stock to develop and be maintained on the New York Stock Exchange. Notwithstanding anything herein to the contrary, if the New York Stock Exchange does not on the Closing Date deliver to the SEC, or the Company does not receive a copy of, a letter from the New York Stock Exchange certifying its approval for listing and registration of the Newco Common Stock under the Securities Exchange Act of 1934, as amended, then Newco and the Company shall cause to be filed with the Secretary of State of the State of Delaware a certificate of termination terminating the Certificate of Merger.

(h)	Section 5.18 is hereby deleted in its entirety and replaced with the following:

“5.18 Management Incentive Plan. Prior to or concurrently with the closing of the Merger (and subject to the Closing), (a) NewCo shall adopt an incentive plan for the employees, consultants and other service providers of the Company and its Subsidiaries in the form attached as Exhibit B attached hereto, and (b) NewCo shall grant all of the participation units under the plan (other than 5,000 participation units to be available for grant after Closing) to employees, consultants and other service providers of Company and its Subsidiaries prior to (and to be effective on) the Closing and shall grant after Closing up to [5,000] additional participation units to employees, consultants and other service providers of Company and its Subsidiaries. The recipients of grants, and the number of participation units subject to each such grant, to be made prior to (and to be effective on) Closing shall be determined by R. Stanley Little in his sole discretion, and the recipient of grants, and the number of participation units subject to each such grant, to be after Closing (and the timing of any grant to be made after Closing) shall be determined by R. Stanley Little in his sole discretion (subject to applicable law or the listing rules of any applicable stock exchange), after consultation with Newco’s board of directors (or a committee thereof). Each award of participation units under the plan shall be evidenced by an award agreement to be entered into by NewCo and the participant in substantially the form included with the plan in Exhibit B attached hereto. The Parties agree that, notwithstanding anything to the contrary set forth herein, Chairman of the Company prior to the Closing shall be an express third-party beneficiary of this Section 5.18 entitled to enforce the terms hereof.”

(i)	Section 6.01(b) is hereby deleted in its entirety and replaced with the following:

“(b) Registration Statement. The Registration Statement shall have registered the issuance of shares of NewCo Common Stock in the Merger and the Business Combination, the resale of those shares of NewCo Common Stock by the former stockholders of the Company and members of Surf Holdings from and after the consummation of the Merger and the Business Combination and the resale of shares of Newco Common Stock issued in respect of any PIPE Investment, such Registration Statement shall have become effective and no stop order suspending the use of the Registration Statement shall have been issued by the SEC. Newco shall have filed with the SEC a Registration Statement on Form 8-A registering the shares of NewCo Common Stock under the Securities Exchange Act of 1934, as amended. The shares of NewCo Common Stock issuable pursuant to Section 1.08(a) and the shares of Newco Common Stock issued in the Business Combination shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.”

(j)	Section 6.01(c) is hereby deleted in its entirety and replaced with the following:

“(c) Business Combination; Direct Listing. The Business Combination shall have been consummated in accordance with the terms of the Business Combination Agreement and the Direct Listing shall, in the reasonable judgement of the Company, be expected to be consummated.”

(k)	The following defined term shall be added in Appendix A of the Acquisition Agreement:

“Excluded Interests” means each of the following: (i) the shares of NewCo Common Stock issued pursuant to those Simple Agreements for Future Equity in the forms previously provided to the Company and set forth on Annex A attached hereto, (ii) up to 635,000 shares of NewCo Common Stock issued pursuant to the Mutual Termination and Release Agreement, dated as of November 14, 2022 by and among Tuscan Holdings Corp. II, and Tuscan Holdings Acquisition II LLC, Surf Holdings and NewCo, (iii) shares of NewCo Common Stock issued to an advisor or service provider engaged in connection with the Business Combination, the Merger and/or the Direct Listing as compensation for such advisor or service provider, and (iv) any NewCo Common Stock issued in connection with other equity financings for cash effected by any of the Surf Entities or any of their respective Subsidiaries after the date hereof, but prior to or concurrent with the Closing; provided that the consent of the Company shall be required for any such financings other than Simple Agreements for Future Equity having substantially the same terms as those set forth on Annex A (other than the SAFE T) up an aggregate amount of $10 million, such consent not to be unreasonably withheld or delayed.

(l)	The following defined terms in Appendix A of the Acquisition Agreement are hereby deleted in their entirety and replaced with the following:

“DL Value” means the opening price per share of NewCo Common Stock on the applicable national securities exchange immediately following the Direct Listing.

“Fully-Diluted Shares” means the number of shares of NewCo Common Stock to be outstanding after giving effect to the Business Combination and the Merger and any other issuance of equity of Newco prior to, or in connection with, the Business Combination or the Merger and the Direct Listing and transactions related thereto on a fully-diluted basis assuming the full exercise, exchange, conversion and settlement of all then outstanding options, warrants, restricted stock units, Simple Agreements for Future Equity or other securities or rights, directly or indirectly, exercisable or exchangeable for, or convertible into, shares of NewCo Common Stock but excluding the Excluded Interests and any shares of NewCo Common Stock reserved for issuance but not awarded under any equity incentive compensation plan of Newco or any of its Subsidiaries.

2. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Amendment delivered by electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

3. Effect of Amendment; No Waiver. Except as expressly set forth in Section 1 of this Amendment: (a) the terms and conditions of the Acquisition Agreement (as previously amended) are unaffected by this Amendment, (b) the Parties hereby reserve all rights and privileges under the Acquisition Agreement that exist as of the date of the Acquisition Agreement (as previously amended) and this Amendment and (c) the execution of this Amendment by the Parties shall not constitute a waiver by any Party of any such rights or privileges that exist as of the date of this Amendment.

4. Other Provisions. Sections 8.03 (Amendment), 8.04 (Extension; Waiver), 9.01 (Notices), 9.04 (Entire Agreement; Assignment), 9.05 (Severability), 9.07 (Governing Law; Exclusive Jurisdiction), 9.08 (Rules of Construction) and 9.09 (Waiver of Jury Trial) of the Acquisition Agreement are incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHERE OF, the Parties have duly executed this Amendment as of the date first written above.

SURF AIR MOBILITY INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President

SURF AIR GLOBAL LIMITED

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	CEO

SURF AIR INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	CEO

SAC MERGER SUB INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President

SOUTHERN AIRWAYS CORPORATION

By:	/s/ R. Stanley Little
Name:	R. Stanley Little
Title:	CEO

Exhibit B

[Plan to replace prior Exhibit B]